NETHERLAND, SEWELL & ASSOCIATES, INC.

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion of the information included in this annual report on Form 10-K with respect to the oil and gas reserves of Southfield Energy Corporation as of December 31, 2009. We hereby further consent to all references to our firm included in this annual report. We also consent to the inclusion of our letter report dated February 17, 2010, in this annual report on Form 10-K of Southfield Energy Corporation as Exhibit 99.1.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By: /s/ G. Lance Binder

G. Lance Binder, P.E.
Executive Vice President

Dallas, Texas
March 30, 2010